UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Wireless Telecom Group, Inc.

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Subject Company: Wireless Telecom Group, Inc.

Commission File No. 1-11916

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (201) 261-8797     Fax (201) 261-8339

WIRELESS TELECOM GROUP, INC. TO ACQUIRE

WILLTEK COMMUNICATIONS GMBH

NEWS RELEASE

Contact:	Reed DuBow
(201) 261-8797

For Immediate Release

Tuesday, October 5, 2004

PARSIPPANY, NJ — (BUSINESS WIRE) — OCTOBER 5, 2004 — Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today that on October 5, 2004 it entered into a definitive agreement to acquire all of the outstanding capital stock of privately held Willtek Communications GmbH (“Willtek”) from the venture capital arm of the international investment group Investcorp and Willtek’s Chief Executive Officer, Cyrille Damany, in exchange for $7.0 million in cash and 8,000,000 shares of WTT common stock (the “Purchase Price”), and the assumption of certain liabilities and obligations valued at $4.8 million. As a result of the proposed acquisition, Willtek will become a wholly-owned subsidiary of WTT. Based on the $2.40 closing price of a share of WTT common stock on October 4, 2004 on the American Stock Exchange, the value of the Purchase Price for the proposed acquisition is approximately $26.2 million. The purchase agreement does not provide for an adjustment in the number of shares of WTT common stock to be issued to the Willtek shareholders in the acquisition in the event of a fluctuation in the market value of WTT common stock. Giving effect to the proposed acquisition, the former shareholders of Willtek would own approximately 32% of the outstanding shares of WTT common stock.

The acquisition will bring together WTT, a U.S. market leader, and Willtek, a European market leader, in testing solutions for emerging wireless services and cellular networks.

WTT believes that the acquisition will expand WTT’s product portfolio into market segments with attractive growth prospects, strengthen its presence in Europe and Asia and increase WTT’s revenue base. Willtek, headquartered in Ismaning, Germany, is a leading provider of solutions that enable manufacturers and operators of wireless communications devices to test mobile phones, air interface, and base stations of cellular networks. Willtek serves a base of more than 5,000 customers worldwide with state-of-the-art products including testing equipment for GSM, GPRS, CDMA and WCDMA phones and wireless devices, as well as handheld spectrum analyzers. With a dedicated team of approximately 150 people, Willtek has extensive research and development, sales and marketing organizations, as well as established distribution channels, which WTT believes will create substantial synergies and enable it to obtain increased revenues, market penetration and technological excellence.

At the closing of the acquisition, WTT will enter into a shareholders’ agreement with Willtek’s two shareholders, Investcorp Technology Ventures LP and Damany Holdings GmbH. The shareholders’ agreement will provide that, upon the closing of the acquisition, WTT’s board of directors will consist of seven directors, four of which will be existing directors of WTT and three of which will be designated by Investcorp and Damany. Savio Tung and Hazem Ben-Gacem from Investcorp plan to join WTT’s board upon closing of the transaction. After the closing, at each annual meeting, Investcorp will be entitled to designate up to two individuals and Damany will be entitled to designate one individual for nomination by WTT’s board for election as directors of WTT, so long as Investcorp’s and Damany’s respective ownership levels exceed certain predefined percentage thresholds of WTT’s issued and outstanding common stock. The shareholders’ agreement will also provide for the appointment of certain new officers of WTT designated by Investcorp and Damany, including Cyrille Damany, the current Chief Executive Officer of Willtek, as the new Chief Executive Officer of WTT. Moreover, the shareholders’ agreement will further provide certain restrictions on the transfer of the shares of WTT common stock issued to Damany and Investcorp in the transaction, and certain registration rights covering such shares, which will be exercisable for a certain period of time beginning six months after the closing of the acquisition.

The transaction has been unanimously approved by WTT’s board of directors. WTT’s board of directors received an opinion, dated September 27, 2004, from Capitalink, L.C. that as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Purchase Price is fair, from a financial point of view, to WTT’s shareholders. Completion of the transaction is subject to approval of WTT’s shareholders at a special meeting of shareholders to be announced at a later date, as well as other customary closing conditions. Assuming the satisfaction or, where permissible, waiver of the closing conditions, WTT expects to close the transaction by no later than March 31, 2005.

“This acquisition represents a core component of our strategy—to develop a global leadership position in the wireless testing equipment market,” said Gary Simonyan, Chairman of the Board and acting Chief Executive Officer of WTT. Mr. Simonyan continued: “We believe that this acquisition will not only increase our revenues, but that it will also make our combined company a more attractive investment to a wider shareholder base and allow us to reach new levels of capacity and future growth. We are extremely excited at what Willtek has to offer and look forward to the potential future synergies when we begin to work together.”

“WTT’s market leadership and strategic vision match our own immediate and long-term goals at Willtek, making this partnership a perfect match for both companies,” said Cyrille Damany, Chief Executive Officer of Willtek. “I believe the combination of these two cultures and of our respective technologies will enable us to rapidly expand our products, enter new markets and deliver a broader range of products and services to our customers. I am personally looking forward to managing the combined company when the transaction is consummated and leading it to new heights in servicing its customers.”

About Wireless Telecom Group, Inc.

WTT is a global provider of electronic noise generation equipment in the telecommunications field. It develops, manufactures and markets a wide variety of electronic noise sources, passive microwave components and electronic testing and measuring instruments, including power meters, volt meters and modulation meters. WTT’s products have historically been primarily used to test the performance and capability of cellular/PCS and satellite communications systems, and to measure the power of RF and microwave systems. Other applications include radio, radar, wireless local area network (WLAN) and digital television. WTT’s current operations are conducted through WTT and its wholly owned subsidiaries Boonton Electronics Corporation and Microland FXR. Boonton Electronics Corporation is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave Systems used in multiple telecommunications markets. Microlab/FXR is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation counter measures and missile guidance. WTT’s website address is http://www.wtt.biz.

About Willtek Communications GmbH

Willtek Communications GmbH provides test and measurement solutions to the wireless industry, including network operators, service providers, and manufacturers of mobile terminal equipment. Willtek delivers terminal and air-interface test solutions worldwide. With more than 70 engineers, Willtek takes a leading research and development role into innovative test solutions for 2G and 3G cellular radio networks and mobile telephones. Established in May 2002, Willtek was created following a buy-out of Acterna Wireless Instruments Operations. Investcorp is Willtek’s majority shareholder, following an investment in March 2003. Willtek is headquartered in Ismaning, near Munich, Germany, with additional presence in Indianapolis, Indiana; Chessington, near London, U.K.; Roissy, near Paris, France; Shanghai, People’s Republic of China; and Singapore. Willtek is managed by Cyrille Damany, its Chief Executive Officer, and employs 150 people worldwide. Information about Willtek can be found on the Internet at http://www.willtek.com.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed transaction, WTT will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement and any other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information about the proposed transaction. Investors and security holders can obtain a free copy of the proxy statement (when available) and other documents filed by WTT with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by WTT with the Securities and Exchange Commission may also be obtained from WTT by directing a request to Investor Relations, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054 (Telephone: (201) 261-8797).

WTT and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from WTT’s shareholders in favor of the proposed acquisition. Information regarding the identity of these persons is set forth in a Schedule 14A filed by WTT with the Securities and Exchange Commission on April 26, 2004 relating to WTT’s 2004 annual meeting of shareholders and a Form 10-K filed by WTT with the Securities and Exchange Commission on March 30, 2004, both of which are available free of charge from the Securities and Exchange Commission or from WTT, as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed acquisition that will be filed by WTT with the Securities and Exchange Commission, which will be available free of charge from the Securities and Exchange Commission or from WTT, as indicated above.

Wireless Telecom Group, Inc. is a global provider of electronic noise generation equipment in the telecommunications field.

Boonton Electronics, a wholly owned subsidiary, is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave systems used in multiple telecommunication markets.

Microlab/FXR, a wholly owned subsidiary, is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of WTT and its management. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in WTT’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and Forms 10-Q for its 2004 fiscal year.

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